Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Investors Title Company
Chapel Hill, North Carolina

We consent to the incorporation by reference in the registration statements (Nos. 333-109279, 333-161209, 333-33903) on Form S-8 of Investors Title Company and Subsidiaries of our reports dated March 14, 2014, with respect to the consolidated financial statements of Investors Title Company and Subsidiaries and the effectiveness of internal control over financial reporting, which reports appear in Investors Title Company and Subsidiaries' 2013 Annual Report on Form 10-K.

/s/ Dixon Hughes Goodman LLP

High Point, North Carolina
March 14, 2014